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                                                           Exhibit No. 99.b19b


                               CERTIFICATE OF SECRETARY


    I, Irene R. Diamant, certify that I am the Secretary of Dimensional Emerging Markets Fund Inc. ("DEM").

    As Secretary of DEM, I further certify that the following resolution was adopted by a majority of Directors of DEM.

         RESOLVED, that the Powers of Attorney presented to this meeting in respect of DFAITC, DFAIDG, DIG and DEM are hereby approved.

    I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.



                                       /s/ Irene R. Diamant
                                        -------------------------------
                                       Irene R. Diamant
                                       Secretary


Dated:  October 29, 1997